Exhibit 10.3

CV Therapeutics, Inc.

requests that the marked portions of the exhibit be granted confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT No. 1 TO COLLABORATION AND LICENSE AGREEMENT

This first amendment (“First Amendment”) to the Collaboration and License Agreement is entered into as of the 12th day of June, 2007, by and between CV Therapeutics, Inc. (“CVT”) and PTC Therapeutics, Inc. (“PTC”), with reference to the following facts and circumstances.

WHEREAS CVT and PTC are parties to that certain Collaboration and License Agreement dated as of June 7, 2006 (the “Agreement”);

WHEREAS, pursuant to Section 3.4 of the Agreement, the Parties have approved in writing [*] Additional Targets;

WHEREAS, the Parties desire to modify certain terms of the Agreement with respect to these Additional Targets, and also modify certain other terms, all as set forth hereinbelow in this First Amendment.

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this First Amendment, the Parties agree as follows:

1. Definitions. Except as expressly set forth herein, all capitalized terms used herein and not otherwise defined shall be as defined in the Agreement.

2. Additional Targets. Section 3.4 of the Agreement is amended to add the following new subsections (c), (d), (e), (f), (g) and (h) as follows:

“(c)	Until [*] (the “Election Date”), CVT shall have the option to defer the commencement of all research and development activity (including screening) under the Research Plan on one or more or all of the Additional Targets (each, an “Additional Target Deferral Option”) for up to [*] following the Election Date (each, an “Additional Target Deferral Period”) with respect to one or more or all of the Additional Targets. CVT shall notify PTC in writing of its exercise of any Additional Target Deferral Option on or before the Election Date. The exclusivity provisions of Section 3.11 of the Agreement shall continue to apply to all Additional Targets, including any Additional Target as to which CVT has exercised any Additional Target Deferral Option hereunder.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	In the event that any research and development activity under the Research Plan has been conducted by either Party with respect to an Additional Target prior to exercise by CVT of an Additional Target Deferral Option with respect to such Additional Target in accordance with Section 3.4(c), following CVT’s written notification to PTC of CVT’s exercise of such Additional Target Deferral Option, the Parties (acting through the JRC and JMC) shall determine in writing the date by which all further research and discovery activity for such Additional Target shall cease.

(e)	During any Additional Target Deferral Period, substitution of Targets pursuant to Section 3.4(b) may only occur with respect to the Initial Targets or any Additional Targets that remain active (i.e. for which CVT has not exercised its Additional Target Deferral Option). In addition, any substitute Target(s) must first be drawn from those Additional Targets for which CVT has exercised its Additional Target Deferral Option and which are, at the time of the substitution, subject to an Additional Target Deferral Period.

(f)

With respect to any Additional Target for which CVT has exercised an Additional Target Deferral Option, CVT may elect to have research and development activity (including screening) resume under a Research Plan to be developed for the applicable Additional Target pursuant to Section 3.1, by providing written notification to PCT that CVT intends to resume research and development activity for such Additional Target. If CVT provides any such notice to PTC after the first (1st) anniversary of the Election Date, then the provisions of Section 3.10 shall apply except that CVT will be responsible for [*] Development Costs incurred by or on behalf of either PTC or CVT for the applicable Additional Target during all stages of the Research Collaboration through Lead Identification.

(g)	Notwithstanding Section 3.11(a) of the Agreement, following [*] of the Election Date, PTC may perform internal research and discovery efforts pertaining to any Additional Target for which CVT has exercised an Additional Target Deferral Option and which remains subject to an Additional Target Deferral Period. In addition, following [*] of the Election Date, should PTC receive an unsolicited inquiry from a Third Party with respect to a research and discovery collaboration or license arrangement with respect to any Additional Target for which CVT has exercised an Additional Target Deferral Option and which remains subject to an Additional Target Deferral Period, if PTC is interested in pursuing such potential Third Party

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

arrangement PTC shall first notify CVT in writing of PTC’s interest and request that CVT decide whether or not to elect to resume research and development activity pursuant to Section 3.4(f) with respect to such Additional Target. If CVT does not respond within thirty (30) days after PTC’s written notice under the preceding sentence with a written election to resume research and development activity for such Additional Target under Section 3.4(f) (or if by such thirty (30) day deadline CVT provides no response), then immediately with respect to such Additional Target the Additional Target Deferral Period shall end and the provisions of Section 3.4(h) shall apply.

(h)	If an Additional Target Deferral Period relating to a particular Additional Target ends immediately in accordance with the last sentence of Section 3.4(g), or ends because [*] have elapsed since the Election Date without CVT electing to have research and development activity resume for the applicable Additional Target pursuant to Section 3.4(f), the Parties agree that such Additional Target shall be removed from the Research Collaboration, any and all obligations of the Parties with respect to such Additional Target under the Research Collaboration shall terminate, and the provisions of Section 3.11, 4.4, and 4.6 shall no longer apply with respect to such Additional Target. In the event of such removal of an Additional Target from the Research Collaboration, (i) PTC shall solely own all rights, title and interest in and to any and all Know-How and Patent Rights which were developed by or on behalf of the Parties or their Affiliates as a result of research and development activity for such Additional Target prior to its removal from the Research Collaboration, (ii) CVT hereby assigns to PTC all of CVT’s rights, title and interest in such Know-How and Patent Rights, and agrees to execute all further documents reasonably necessary or desirable to more fully effectuate such assignment, at PTC’s sole expense, and (iii) CVT shall have no right to use such Know-How and Patent Rights resulting from the Parties’ research and development activities for such Target.”

3. Amendment to Note; Subordination. CVT and PTC agree to enter into the amendment to the Convertible Promissory Note attached as Exhibit A simultaneously with entering into this First Amendment. In addition, CVT agrees, if requested by PTC in writing, to negotiate in good faith with any potential lenders to PTC with regard to the subordination of the Convertible Promissory Note and the Promissory Note to such lenders on commercially reasonable terms.

4. No Other Modifications. In all other respects, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of this First Amendment and the terms of the Agreement, the terms of this First Amendment shall govern.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this First Amendment by their duly authorized officers as of the date set forth above.

PTC THERAPEUTICS, INC.		CV THERAPEUTICS, INC.

By:	/s/ STUART PELTZ	By:	/s/ LOUIS G. LANGE, M.D., PH.D.
Title:	President and CEO	Title:	CEO and Chairman of the Board

EXHIBIT A

Convertible Promissory Note Amendment No. 1

This Convertible Promissory Note Amendment No. 1 (the “First Amendment to Note”) is entered into as of June 12, 2007 (the “Amendment Date”) by and between PTC Therapeutics, Inc., a Delaware corporation (“PTC”), and CV Therapeutics, Inc., a Delaware corporation (“CVT”), for the purpose of amending the Convertible Promissory Note between the same parties dated June 7, 2006 (hereinafter referred to as the “Convertible Note”), with reference to the following facts and circumstances.

WHEREAS, PTC and CVT entered into the Convertible Note in connection with the Collaboration and License Agreement (the “Collaboration Agreement”) dated as of June 7th, 2006; and

WHEREAS, the parties now wish to amend the terms of Convertible Note as set forth in this First Amendment to Note;

NOW, THEREFORE, IN consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

A. CVT Representations. Each Party represents and warrants that as of the Amendment Date it has not assigned or otherwise pledged the Convertible Note and that is has the full power and authority to enter into this First Amendment to Note.

B. Amendment to Convertible Note. Section 1.7 of the Convertible Note is amended and restated in its entirety as follows:

“1.7 “Maturity Date” means January 31, 2011.”

C. Remainder Unchanged. Except as expressly amended by this First Amendment to Note, the Convertible Note shall be unchanged and shall remain in full force and effect and in accordance with its terms. In the event of any conflict between the terms of this First Amendment to Note and the terms of the Convertible Note, the terms of this First Amendment to Note shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Note to be executed by their duly authorized officers as of the first date set forth above.

PTC Therapeutics, Inc.	CV Therapeutics, Inc.

By:	By:
Title:	Title:
Date:	Date:

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